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                  [Letterhead of J.P. Morgan Securities Inc.]
                                     [LOGO]
       December 26, 1997

       The Board of Directors
       Holmes Protection Group, Inc.
       440 Ninth Avenue
       New York, NY 10001

       Attention: William P. Lyons
                 Chairman

       Gentlemen:

       You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Holmes Protection Group, Inc. (the "Company) of the consideration proposed to be paid to such stockholders in connection with the proposed Tender Offer (as hereinafter defined) and subsequent merger (the "Merger") of the Company with T9 Acquisition Corp. (the "Sub"), a wholly owned subsidiary of Tyco International Ltd. (the "Buyer"). We understand that pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, the Buyer and the Sub, the Sub will commence a tender offer (the "Tender Offer") for all of the outstanding shares of the common stock of the Company, par value $.01 per share (the "Shares"), at a price of $17.00 per Share, net to the seller in cash, to be followed by the Merger of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Buyer and each outstanding Share (other than Shares owned by the Buyer, the Sub or any direct or indirect wholly owned subsidiaries of the Buyer, or any of the Company's direct or indirect wholly owned subsidiaries, Shares held in the treasury of the Company or Shares as to which dissenter's rights are perfected) will be converted into the right to receive $17.00 in cash.

       In arriving at our opinion, we have reviewed (i) a draft of the Agreement; (ii) certain publicly available information concerning the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Shares of the Company; (v) the financial statements of the Company for the fiscal year ended December 31, 1996, the financial statements of the Company for the period ended September 30, 1997, the draft Form 10-K/A of the Company for the fiscal year ended December 31, 1996 and the draft Form 10-Q/A of the Company for each of the quarterly periods ended September 30, 1997, June 30, 1997, and March 31, 1997 which drafts, among other things, included the restatement of the Company's financial statements; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by management of the Company; and (viii) the terms of other business combinations that we deemed relevant.
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       In addition, we have held discussions with certain members of the senior management of the Company with respect to certain aspects of the proposed Tender Offer and Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

       In addition, we note that a public announcement was made by the Company on November 12, 1997 that the Company had retained J.P. Morgan & Co. to assist the Company in exploring strategic alternatives as part of an overall review of its business strategy aimed at maximizing shareholder value, including the possible sale or merger of the Company.

       In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company's senior management as to the expected future results of operations and financial condition of the Company. We have also assumed that the Tender Offer, the Merger and the other transactions contemplated by the Agreement will be consummated as provided in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

       Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

       We have acted as financial advisor to the Company with respect to the proposed Tender Offer and Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Tender Offer is consummated. Our affiliate, Morgan Guaranty Trust Company of New York, acts as agent bank for the Buyer on a revolving credit facility and we have acted as lead and co-lead manager for the Buyer on several debt offerings and an equity offering, respectively. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

       On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of Shares pursuant to the Merger Agreement in the proposed Tender Offer and Merger is fair, from a financial point of view, to such holders.

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       This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to whether or not such stockholder should tender Shares pursuant to the Tender Offer or how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement or Solicitation/ Recommendation Statement on Schedule 14D-9 mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

       Very truly yours,

       J.P. MORGAN SECURITIES INC.

       By: /s/ NICHOLAS B. PAUMGARTEN
           -----------------------------------------------

           Name: Nicholas B. Paumgarten

           Title: Managing Director

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